Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Restoration Hardware, Inc., on Form S-8 of our reports dated April 23, 2002 (September 13, 2002 as to significant accounting policies and December 23, 2002 as to a restatement), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement, appearing in Amendment No. 2 to the Annual Report on Form 10-K/A of Restoration Hardware, Inc. for the year ended February 2, 2002.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

San Francisco, California

March 6, 2003